Exhibit 10.54
AMENDMENT AND RELEASE
          THIS AMENDMENT AND RELEASE (“Amendment and Release”), is made by and between James Bourg (the “Executive”) and Feldman Mall Properties, Inc. (the “Company”) as of December 31, 2007.
          WHEREAS, the Company and the Executive have entered into an employment agreement dated as of December 13th, 2004, (the “Employment Agreement”);
          WHEREAS, the Company and the Executive agree that certain changes have been made to the Executive’s authority and responsibilities that, constitute “Good Reason” as defined in Section 5.2(a) of the Employment Agreement;
          WHEREAS, the Executive gave notice pursuant to the Employment Agreement of Executive’s intention to terminate his employment with the Company as a result of such changes by letter (“Letter”) dated December 3, 2007;
          WHEREAS, the Company has not responded to the Letter;
          WHEREAS, despite the changes in the Executive’s authority and responsibilities and effect of the Letter under the Employment Agreement, the Executive desires to remain employed by the Company, and the Company desires to continue to employ the Executive and further agrees to make certain payments to the Executive.
          WHEREAS, the Employment Agreement shall remain in full force and effect, except as provided for herein; and
          NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and commitments provided for herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the Executive and the Company hereby agree as follows:
          1. Retention Payment. The Company shall pay to the Executive an amount (“Retention Payment”) equal to the amount that Executive would have been entitled to receive under Section 5.2(b)(ii)

of the Employment Agreement if Executive terminated his employment for Good Reason (as defined in the Employment Agreement) in the absence of this Amendment and Release, which amount is agreed to be $1,270,750, (This excludes approximately $40,000 for 3 years of coverage under the Group Health Plan to be handled under a separate letter agreement). One half of the Retention Payment shall be payable on December 31st, 2007, and one half of the Retention Payment shall be due on the first to occur of March 31st, 2008 or the date on which the Executive’s employment terminates. The Retention Payment shall be in lieu of any payment to Executive that might otherwise become payable under Section 5.2(b)(ii) of the Employment Agreement and such Section shall hereafter have no further force or effect. . The Retention Payment is not subject to any conditions to payment of any nature, including without limitation (a) the death or disability of Executive prior to payment, (b) any breach or alleged breach by Executive of the Employment Agreement or (c) any other claim that Company may allege against Executive.
          2. Benefits Upon Termination of Employment. Notwithstanding any provision of the Employment Agreement to the contrary, upon a termination of employment by the Company or the Executive for any reason or no reason, the provisions of Sections 5.2(b)(i), (iii) and (iv) of the Employment Agreement shall apply.
          3. Return of Property. The Executive acknowledges that all written materials, records, and documents made by him during his employment or in his possession, custody, or control concerning the business or affairs of the Company and its affiliates are the sole property of the Company and its affiliates. The Executive agrees that he will return or has returned to the Company, all property of the Company or its affiliates which is or has been in his possession, custody, or control, including but not limited to documents (whether in hard copy format or electronically stored) and any and all copies thereof; personal handheld devices, and any other electrical or other equipment; and company credit cards, identification cards or any other applicable access rights, accounts or lines of credit he may have had access to upon any termination of his employment with the Company, except that Executive shall be entitled to retain the cellular telephone (and the telephone number for such telephone) provided by the

Company to Executive. The Executive covenants that once his employment has ended there will be no documents or other property of the Company or its affiliates made by him or will be in his possession. In addition, the Executive covenants that there will be no documents or other property of the Company or its affiliates that will be in his possession, custody, or control that cannot be accessed by the Company and that he voluntarily will disclose to the Company all computer passwords and other like access codes to any Company documents, e-mails, records or other information known to Executive as soon as possible, but in no event later than 30 days after his date of termination of employment.
          4. Regulatory Filings. The Executive shall cooperate with the Company in preparing and filing with any regulatory entities any report, filing or other document required by law or appropriate business practice in connection with the Executive’s employment or the transactions contemplated by this Amendment and Release.
          5. General Release. (a) The Executive, for himself and his heirs, executors, administrators, successors, and assigns, hereby releases and discharges (i) the Company and its direct and indirect parents and subsidiaries and its other affiliated companies; (ii) each of their respective past and present officers, directors, agents, and employees; and (iii) all the employee benefit plans of the Company or any of its affiliated companies, any trusts and other funding vehicles established in connection with any such plans, any members of committees established under the terms of any such plans, and any administrators or fiduciaries of any such plans, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which he or his heirs, executors, administrators, successors, and assigns have, ever had, or ever may have based upon any act or omission occurring up to and including the Effective Date of this Amendment and Release; provided, however, that this Release shall not extend to his right to receive accrued benefits or other payments under and in accordance with the terms of any employee benefit plan of the Company in which he is a participant and this Release shall not extend to any right of Executive to indemnity or defense by the Company of claims asserted by third parties against the Executive arising in connection with Executive’s employment or status as an officer or director of the Company.

          (b) The Executive acknowledges and agrees that, except as otherwise provided in the preceding subsection, this release is intended to cover and does cover, but is not limited to, (i) any claim under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act, each as amended; (ii) any claim of employment discrimination whether based on a federal, state, or local statute or court or administrative decision; (iii) any claim for wrongful or abusive discharge, breach of contract, invasion of privacy, intentional infliction of emotional distress, defamation, or other common law contract or tort claims; (iv) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of his employment at the Company; and (v) any claim for attorneys’ fees, costs, disbursements, or other like expenses.
          (c) The Company, for itself and its successors, and assigns, hereby releases and discharges (i) the Executive from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which the Company or its successors or assigns have, ever had, or ever may have based upon any act or omission occurring up to and including the Effective Date of this Amendment and Release. This section does not release the Executive from any acts of willful misconduct, willful or gross negligence, fraud,, misappropriation or embezzlement during the term of his employment with the Company through the Effective Date of this Amendment and Release.
          6. Assertion of Released Claims. If the Executive or the Company commences or pursues any judicial action or other proceeding in any forum which is ultimately determined to be barred, in whole or part, by the release contained in paragraph 6 hereof, other than a claim under the Age Discrimination in Employment Act, the commencing or pursuing party will pay the reasonable attorneys’ fees and costs actually incurred by the party found to be protected from liability by the release; provided, however, that the Executive shall not be required to make such a payment in respect of a claim under the

Age Discrimination in Employment Act unless the claim is brought in bad faith. This Amendment and Release shall not limit in any way the Company’s or the Executive’s rights to seek payment of legal fees to the extent the Company may do so in accordance with both federal and state law.
          7. Acknowledgement of Facts Regarding Release. The Executive acknowledges that he is hereby advised to consult with legal counsel before signing this Amendment and Release; that he has obtained such advice as he deems necessary with respect to this Amendment and Release; that he has fully read and understood the terms of this Amendment and Release; and that he is signing this Amendment and Release knowingly and voluntarily, without any duress, coercion, or undue influence, and with an intent to be bound.
          8. Future Release. The Executive and the Company agrees that they will execute an additional release and waiver to be effective as of the termination of the Executive’s employment for any reason, with such terms substantially the same as Paragraphs 6, 7 and 8 hereof.
          9. Non-Disparagement. Each party agrees, except pursuant to compulsory legal process, not to make any disparaging, adverse, derogatory, or defamatory statement, in writing or orally, concerning the other, or, where applicable, any affiliates, officers, directors, or employees. Breach of the foregoing provision shall not constitute grounds for termination or rescission of this Agreement; the exclusive remedies for breach of this Section 10 shall be a claim for damages and/or a claim for injunctive relief..
          10. Entire Agreement. This Amendment and Release contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes and replaces all prior negotiations, agreements and proposed agreements, whether written or oral with respect to such matters. The Executive and the Company each acknowledge and confirm that neither they nor any agent or attorney has made any promise, representation, or warranty whatever, express, implied, or statutory, not contained herein concerning the subject matter hereof, to induce the other party to execute the Amendment and Release.

          11. No Third-Party Beneficiaries. This Amendment and Release is solely for the benefit of the parties set forth in this Amendment and Release, and the Executive’s estate in the event of death or disability prior to payments being made, and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claims or action or other right in excess of those existing without reference to this Amendment and Release.
          12. Certain Matters Relating to Enforceability. Any provision of this Amendment and Release which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          13. No Oral Modification. This Amendment and Release may not be modified or amended except by an instrument in writing signed by the parties hereto.
          14. Governing Law. This Amendment and Release shall be governed by the substantive laws of the State of New York without regard to its conflict of laws provisions.
          15. Tax Withholding. The Company may withhold from any compensation or benefits payable under this Amendment and Release all Federal, State, City, or other taxes as it determines are required pursuant to any law or governmental regulations or ruling.
          16. Counterparts. This Amendment and Release may be signed in one or more counterparts, each of such counterparts constituting an original and all of such counterparts together constituting one instrument.
          17. Headings. The headings of the paragraphs herein are included for reference only and are not intended to affect the meaning or interpretation of the Amendment and Release.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment and Release as of the date and year first above written.

James Bourg

Date:

FELDMAN MALL PROPERTIES, INC.

By:
Name:
Title:

Date:

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